Exhibit 99.1

RMG Enterprise Solutions President Charles Ansley Announces Retirement

DALLAS -- June 21, 2013 -- RMG Networks, a global leading provider of Digital Out-of-Home media and Digital Signage solutions technology, communicated today that Charles Ansley has announced his plan to retire from his position as President, RMG Enterprise Solutions, effective July 12th, 2013. Mr. Ansley served as Chief Executive Officer of Symon Communications from 2002 until its acquisition by RMG Networks earlier this year.

Mr. Ansley will provide transitional services to RMG Networks through the end of the year. RMG plans to align the role and structure of the office of President, Enterprise Solutions to best meet the needs of its growth initiatives.

“Charles’s distinguished career spans senior leadership roles at IBM, AT&T, EDS and most recently as CEO of Symon Communications. Charles was instrumental in orchestrating the combination of Symon and RMG, and we are thankful for his leadership during the post-merger integration period,” said Garry McGuire, Chief Executive Officer, RMG Networks.

"I am proud of our team’s accomplishments over the past 11 years that have made RMG Enterprise Solutions the digital signage partner to nearly 70% of the Fortune 500," said Mr. Ansley. "I am sincerely grateful for the support I've received from the RMG management team, our great customers and our exceptional employees around the globe. RMG is well positioned and on a clear path to a bright future as the leader in intelligent digital signage. My heart is with the company and I will always be a fan and shareholder of RMG."

About RMG Networks

RMG Networks (NASDAQ: RMGN) (OTCBB: SCGQU) (OTCBB: SCGQW) is the global leader in intelligent digital signage solutions, providing digital signage media solutions, hardware, software and services to nearly 70% of the Fortune 500. RMG Media Networks engage elusive audience segments with relevant content and advertising through digital place-based networks, including the largest digital airline media network with a monthly audience of nearly 100 million travelers. The RMG Enterprise Solutions division provides data visualization solutions for a variety of application areas including contact centers, supply chain, employee communications, hospitality, and retail. The company is headquartered in Dallas with offices in the United States, United Kingdom, China, India and the U.A.E.  For more information, visit rmgnetworks.com.

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